Simpson Manufacturing Co., Inc. and Subsidiaries
Computation of Earnings Per Common Share
(Unaudited)

Exhibit 11

Basic Earnings per Share

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2001	2000	2001	2000

Weighted average number of common shares outstanding	12,133,872	12,048,205	12,090,601	12,037,015

Net income	$12,116,915	$11,671,732	$33,715,721	$32,407,458

Basic net income per share	$1.00	$0.97	$2.79	$2.69

Simpson Manufacturing Co., Inc. and Subsidiaries
Computation of Earnings Per Common Share
(Unaudited)

Exhibit 11 (continued)

Diluted Earnings per Share

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2001	2000	2001	2000

Weighted average number of common shares outstanding	12,133,872	12,048,205	12,090,601	12,037,015
Shares issuable pursuant to employee stock option plans, less shares assumed repurchased at the average fair value during the period	212,684	282,350	215,021	269,985
Shares issuable pursuant to the independent director stock option plan, less shares assumed repurchased at the average fair value during the period	3,171	4,641	3,525	4,193

Number of shares for computation of diluted net income per share	12,349,727	12,335,196	12,309,147	12,311,193

Net income	$12,116,915	$11,671,732	$33,715,721	$32,407,458

Diluted net income per share	$0.98	$0.95	$2.74	$2.63